Exhibit 11.1

C O D E O F C O N D U C T A N D E T H I C S

LETTER FROM EXECUTIVES JBS is adopting this Code of Conduct and Ethics with the objective of directing its Team Members and business everywhere it operates. This code is comprehensive, but its purpose is simple: everyone must act ethically, always doing the right thing, regardless of the situation, as well as work transparently and honestly, in compliance with the law in every action and decision. This means that JBS does not tolerate illegal or unethical dealings, regardless of where or why. Acting ethically provides a competitive advantage, which may be compromised by a single illegal or unethical act. Each Team Member is responsible for learning, practicing, influencing and teaching the highest ethical behavior at JBS and in the communities where the Company operates. Reading and understanding the Code of Conduct and Ethics is just the beginning. All Team Members are urged to read and comply with the policies applicable to their roles and report any concerns to the appropriate channels. In addition, all Team Members should question themselves about ethical behaviors in every step or activity of their daily lives, since we are all guardians of JBS’ ethical conduct. Creating a work environment with the highest ethical standards is one of the main elements to achieve success, and the conduct of each Team Member, in each action, is essential to the Company’s achievements, in addition to contributing to and promoting socioeconomic development in the markets where JBS operates. Jeremiah O’Callaghan Chairman of the Board of Directors Gilberto Tomazoni JBS Global CEO TABLE OF CONTENTS

TABLE OF CONTENTS

1. **INTRODUCTION** 7

1.1 Our Mission and Values 8

1.2 Definitions 9

1.3 Scope of Application 9

1.4 Responsibilities of Team Members 10

1.5 Penalties for Violations 12

1.6 Reporting Possible Misconduct 12

2. **EMPLOYMENT PRACTICES AND WORK ENVIRONMENT** 14

2.1 Health and Safety 15

2.2 Equal Employment Opportunities and Diversity in the Workplace 15

2.3 Harassment 16

4. Balance at Work and Labor and Immigration Rules ʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒ 5. Human Rights ʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒ 3. BUSINESS PRACTICES ʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒ 1. Food Safety ʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒ 2. Environment and Sustainability ʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒ 3. Animal Welfare ʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒ 4. Conflict of Interest ʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒ 5. Related Parties ʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒ 6. Anti - Corruption Practices ʒʒʒʒʒʒʒʒʒʒʒʒʒ 7. Gifts and Entertainment ʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒ 8. Political Contributions ʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒ 9. Charitable Donations and Sponsorships ʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒ 10. Relationship with the Government ʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒ 11. Hiring of Public Agents ʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒʒ 17 17 18 19 19 20 20 20 21 22 22 23 23 24 TABLE OF CONTENTS

3.12 Relationship with Unions 24
3.13 Anti-Money Laundering and Combating the Financing of Terrorism 24
3.14 International Trade Controls 25
3.15 Books and Records 25
3.16 Antitrust and Competition 26
3.17 Use of Company Property and Electronic Communications 26
3.18 Use of Insider Information 27
3.19 Use of Confidential Information and Data Protection 27
3.20 Intellectual Property 28
3.21 Communication with the Media 28
APPENDIX A – JBS' ETHICS HOTLINE CHANNEL CONTACTS 29

TABLE OF CONTENTS

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1. INTRODUCTION JBS is committed to conducting business ethically, with integrity and in compliance with applicable laws. Compliance with the Code of Conduct and Ethics (“Code”) and behavior in line with JBS’ Mission and Values are mandatory conditions for all Team Members. 7 TABLE OF CONTENTS

OUR MISSION AND VALUES “To be the best in everything we do, completely focused on our business, ensuring the best products and services to our customers, solid relationships with suppliers, profitability to shareholders and an opportunity for a better future to all Team Members”. MISSION 1.1 VALUES Ownership Determination Discipline Availability Simplicity Sincerity Humility 8 TABLE OF CONTENTS

“Misconduct” means any actual or suspected violation of this Code; JBS’ policies, procedures and processes; or applicable laws or regulations. “JBS” consists of JBS S.A. and all of its subsidiaries (entities directly or indirectly controlled by JBS S.A.) worldwide, except for publicly held companies controlled by JBS S.A. “Leader” or “Leaders” means any Team Member responsible for supervising the business activities of JBS or other Team Members, including the members of the Board of Directors. “Team Member” or “Team Members” refers to all JBS employees, including employees hired for a fixed term and at - will employees, as well as interns. This Code applies to all JBS’ Team Members and Leaders. JBS will encourage the publicly held companies under its control to implement a Code of Conduct and Ethics that at least incorporates the standards established herein. DEFINITIONS SCOPE OF APPLICATION 1.2 1.3 9 TABLE OF CONTENTS

All Team Members must (a) act ethically; (b) read, understand and comply with this Code; (c) comply with all applicable laws and regulations; (d) understand the policies, procedures and processes applicable to their activities; and (e) attend training and obtain the necessary certifications. RESPONSIBILITIES OF TEAM MEMBERS 1.4 10 In addition to their responsibilities as Team Members, Leaders are responsible for creating an environment that promotes compliance with this Code. Leaders must lead by example, being responsible for encouraging their teams to engage with compliance with the guidelines of this Code, demonstrating with conviction the correct application of this Code and JBS’ policies. Monitoring the Team Members’ integrity is as important as monitoring their performance. Leaders must also promote an environment where Team Members are encouraged to express opposing views and ask for guidance and support on this Code, JBS’ policies and ethical behaviors. RESPONSIBILITIES OF LEADERS TABLE OF CONTENTS

11 Leaders must, at least: • Demonstrate by words and deeds that ethics is paramount; • Lead by example; • Ensure that ethics always prevails, even if it conflicts with a business goal or objective; • Ensure open communication, encouraging Team Members to ask questions about this Code and the Company’s Mission and Values; • Conduct Team Members on the guidelines of the Code to prevent unethical behaviors; • Upon becoming aware of Misconduct, immediately contact the Compliance, Legal or Human Resources Department (as applicable) and work in good faith with such departments in case of investigation; • Recognize Team Members who report possible Misconduct as champions of this Code and the Company’s Mission and Values; • Avoid any form of retaliation against those who report possible Misconduct or assist in investigations; and • Encourage Team Members to report violations, even if they are involved. If any Team Member self - reports, this act may be taken into account in the disciplinary process. TABLE OF CONTENTS

JBS will not tolerate violations of this Code. Failure to comply with this Code or JBS’ policies may result in disciplinary action, which may include termination of the employment contract and other consequences, as permitted by law. If Team Members have questions about this Code or are aware of possible Misconduct, they must contact a Leader or the Compliance, Legal or Human Resources Department. The reporting of concerns or complaints is an essential part of JBS’ Compliance program. JBS wants to know all its Team Members’ concerns in order to be able to appropriately address them. If a Team Member is aware or suspects of a violation of this Code, JBS’ policies or the law, he/she must immediately report these concerns, unless prohibited by law. It is not necessary to know whether a specific action is a violation, but it is necessary to raise concerns and report any situation that could represent a violation. Team Members should not delegate the task of reporting these concerns to others. Nothing PENA L T IE S FOR VIOLATIONS REPORTING POSSIBLE MISCONDUCT 1.5 1.6 12 TABLE OF CONTENTS

in this Code prevents Team Members from reporting potential violations of the law to government officials. JBS supports and protects its Team Members who report concerns in good faith. These reports will be treated confidentially and may be anonymous. JBS will ensure the confidentiality of Team Members’ reports, except to the extent necessary to investigate the matter. Team Members can report concerns without fear of retaliation. Retaliation against any individual who reports a possible breach of conduct sincerely and in good faith or who participates in an investigation is strictly prohibited. See Appendix A for information on accessing JBS Hotline Channel. 13 TABLE OF CONTENTS

2. EMPLOYMENT PRACTICES AND WORK ENVIRONMENT JBS’ employment practices are guided by the commitment to ensure the safety of all Team Members and treat them respectfully, in compliance with applicable laws and regulations. 14 TABLE OF CONTENTS

JBS is committed to providing a safe work environment. Each Team Member is responsible for observing the safety rules that apply to his/her job. Team Members are also responsible for taking the necessary precautions to protect themselves and their colleagues, as well as immediately reporting accidents, injuries and unsafe practices or conditions. For more information on Health and Safety, please see the policies applicable to your region. JBS is also committed to providing a workplace free from risks associated with the use of drugs and alcohol. Team Members must work free from any substance that could impair their performance or compromise safety in the workplace. JBS is committed to guaranteeing that all candidates and Team Members have equal employment opportunities, regardless of race, color, ethnicity, nationality, age, gender, HEA L T H AND SAFETY EQUAL EMPLOYMENT OPPORTUNITIES AND DIVERSITY IN THE WORKPLACE 2.1 2.2 15 TABLE OF CONTENTS

religion, disability, veteran status or any other status protected by law. JBS also develops and retains a diverse and inclusive workforce, recognizing that a diverse mix of backgrounds, skills and experiences maximizes our ability to achieve our goals and provides us with a sustained competitive advantage. JBS will ensure that only legitimate job - related requirements and procedures are used in recruitment, selection, promotion, transfer and disciplinary measures, including termination, compensation, benefits, classification, dismissal, training and educational programs. JBS is committed to providing a workplace free from violence, bullying and sexual harassment. JBS will not tolerate harassment of its Team Members. Harassment covers a wide range of offensive behaviors, whether verbal, written or physical. Such behaviors create an intimidating and hostile work environment, in addition to interfering with an individual’s work performance. HARASSMENT 2.3 16 TABLE OF CONTENTS

17 JBS complies with all labor laws. Team Members must never request other Team Members or third parties to violate these laws (e.g., ask a Team Member to work unpaid overtime). JBS recognizes the right of Team Members to participate in the political process or any associations as individuals. However, Team Members may only engage in such activities on their own time and at their own expense. Team Members must not use JBS’ time, resources, facilities or assets for such purpose, as well as the Company’s name, without express written permission. JBS is also committed to hiring only individuals who are legally authorized to work in the country where they are seeking employment . BALANCE A T WORK AND LABOR AND IMMIG R A T IO N RULES 2.4 JBS forbids the use of child or forced labor and will not tolerate the exploitation of children, physical punishment, any form of abuse or slavery. All are equal before the law and, without distinction, are entitled to equal protection against any discrimination or incitement that violates the Universal Declaration of Human Rights. HUMAN RIGHTS 2.5 TABLE OF CONTENTS

3. BUSINESS PRACTICES Team Members must conduct business with customers, suppliers and competitors in an ethical, fair and transparent manner. 18 TABLE OF CONTENTS

JBS is committed to providing the highest quality products to its customers. Food safety throughout the production process is a top priority. JBS has implemented effective processes to measure and record process performance and product quality standards, and, when appropriate, it takes effective preventive or corrective measures to ensure this standard. JBS complies with all applicable environmental laws and is committed to supporting the economic, social and cultural development of the areas where it operates. All Team Members must respect the environment and responsibly use resources, including water, paper and energy, without waste, and act with social and environmental responsibility. FOOD SAFETY ENVIRONMENT AND SUSTAINABILITY 3.1 3.2 19 TABLE OF CONTENTS

JBS respects animal welfare, ensuring proper handling and humane slaughter of all the animals used in its products, as required by law and best market practices. Related Parties are individuals or legal entities that directly or indirectly control or are under the control of JBS, or have influence over JBS. The relationship between related parties is common for doing Team Members must act in the best interest of JBS. A conflict of interest can arise anytime the personal or professional interests of an individual or group of Team Members is at odds with the best interests of JBS. Team Members must report any and all potential conflicts of interest of which they may be aware. ANIMAL WELFARE REL A T E D PARTIES CONFLICT OF INTEREST 3.3 3.5 3.4 20 TABLE OF CONTENTS

business and for business strategy ; however, it is necessary to observe the limits imposed by local legislation, avoiding any conflicts of interest and losses to JBS . Transactions with related parties must be consistent with market conditions, carried out with transparency and always in the best interest of JBS. Transactions with related parties are subject to policies, procedures and additional approvals. JBS has zero tolerance for any form of bribery or corruption. Bribery and corruption involve receiving, providing, offering or promising to provide, directly or through third parties, anything of value to public or private entities for the purpose of unduly influencing their acts or obtaining an undue advantage. JBS prohibits anyone acting on its behalf from making or receiving bribes or improper payments. ANTI - CORRUPTION PRACTICES 3.6 21 TABLE OF CONTENTS

The giving of corporate gifts and providing entertainment for legitimate business purposes must be reasonable and comply with JBS policies. Gifts in cash or cash equivalents are not permitted. Gifts and entertainment involving public agents are subject to policies, procedures and additional approvals. Team Members must not accept a gift if they believe it was offered for the purpose of influencing a business decision or may in fact influence it. For more information on gifts and entertainment, please see the local policies applicable to your region. Donations to politicians and political parties on behalf of JBS are allowed only in compliance with local laws and upon a decision supported by the JBS Ethics Committee. GIFTS AND ENTERTAINMENT POLITICAL CONTRIBUTIONS 3.7 3.8 22 TABLE OF CONTENTS

Charitable donations to non - profit institutions and Team Members are allowed under limited circumstances, respecting the policies applicable to the region. Donations and sponsorships that involve public agencies must comply with local laws and be previously approved by the Compliance Department . JBS operates transparently in its interaction with public agents . Team Members must avoid any interaction that may create the appearance of impropriety or illegality . Fraud of any kind is strictly forbidden. Payments to government officials or authorities are prohibited unless approved in writing by the Compliance Department. JBS fully cooperates with national or foreign inspection authorities everywhere it operates. Team Members must never obstruct the action, inspection or investigation of any authority and must fully cooperate with their activities as provided by law. If any Team Member receives notification from or is contacted by a government agency, he/she has to immediately notify the Legal Department. CHARITABLE DON A TION S AND SPONSORSHIPS REL A TIONSHI P WITH THE GOVERNMENT 3.9 3.10 23 TABLE OF CONTENTS

JBS may only hire an actual or former public agent or civil servant, or persons related to them, after duly verifying that the engagement is permitted by law and does not appear to be for an improper purpose. JBS respects the rights of Team Members to bargain collectively and form or join a union. Management of union relations includes the willingness to dialogue and transparent negotiations, always based on mutual respect, compliance with local law and the guidelines of ethics and integrity in this Code. JBS complies with all applicable anti - money laundering laws and reporting requirements . Money laundering is an attempt by individuals or organizations to hide the proceeds of HIRING OF PUBLIC AGENTS RELATIONSHIP WITH UNIONS ANTI - MONEY LAUNDERING AND C O MB A TIN G THE FINANCING OF TERRORISM 3.11 3.12 3.13 24 TABLE OF CONTENTS

JBS complies with all laws relating to international trade, including economic sanctions and embargoes, which restrict or prohibit trade and transactions with certain countries, organizations, entities and individuals. Team Members must take steps to make sure that international transactions are not prohibited by said embargoes. JBS maintains transparent, accurate and complete accounting and financial records in compliance with the law, applicable accounting standards, internal controls and accounting policies. False, misleading or incomplete accounting records are strictly prohibited. INTERN A T IONA L TRADE CONTROLS BOOKS AND RECORDS 3.14 3.15 25 their crimes by making those proceeds look legitimate. JBS also complies with regulations to combat the financing of terrorism, defined as an act aimed at creating social terror or endangering people, property and public peace. Team Members must be alert at all times for suspicious activity with such purposes. TABLE OF CONTENTS

JBS is committed to a policy of lawful competition based on the merits of our products and services. We seek to satisfy our customers’ needs rather than limit our competitors’ opportunities. Team Members must not engage in any conduct that may compromise free and fair competition, such as arrangements with other companies or manipulation of bidding processes. Team Members must not offer, request or exchange information with a competitor about prices, proposals, market share or other relevant information. JBS allows its Team Members to use its property, including credit cards, equipment, electronic devices and information technology systems, for legitimate business purposes only. JBS reserves the right to inspect, monitor and control the use of its property at any time, including e - mail systems and other forms of electronic communication. Any information generated, received or stored in one of these systems is property of JBS, and Team Members should not expect privacy when using them. ANTITRUST AND COMPETITION USE OF COMPANY PROPERTY AND ELECTRONIC COMMUNICATIONS 3.16 3.17 26 TABLE OF CONTENTS

Team Members are prohibited from using JBS property to share content that is inappropriate or not related to the Company’s interests. While working at JBS, Team Members may have access to non - public information that may influence decisions to buy or sell certain securities. Team Members who have access to such information must not disclose it or trade any securities issued by JBS or any other securities whose prices may be affected by such information. For more information, please see the policies applicable to your region. All Team Members must ensure the protection of non - public information to which they may have access while working at JBS. Such information may include details of the organization, prices, profits, suppliers and customer or employee data, among others. Confidential information can only be shared with people outside the Company in accordance with JBS’ internal policies and applicable laws. Specifically regarding personal data, JBS respects the privacy of its Team Members, customers, suppliers and other third USE OF INSIDER INFORMATION USE OF CONFIDENTIAL INFORM A T IO N AND D A T A PROTECTION 3.18 3.19 27 TABLE OF CONTENTS

Team Members must protect the Intellectual Property (IP) of JBS and third parties, including copyrights, patents, trademarks and trade secrets. To the extent permitted by law, JBS owns the rights to all IP arising from the activities of Team Members while they are employed by JBS. Team Members must not use this IP in a manner that is inconsistent with JBS’ property rights. JBS is committed to making transparent, accurate and truthful communications to the public. Team Members must not interact with the media or speak on behalf of JBS unless previously approved in accordance with applicable policies. INTELLECTUAL PROPERTY COMMUNICATION WITH THE MEDIA 3.20 3.21 28 parties, using the data obtained for legitimate business purposes only, always observing applicable laws and related policies. TABLE OF CONTENTS

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JBS' ETHICS LINE CHANNEL CONTACTS

COMPLIANCE JBS S.A.
JBS ETHICS LINE

If the complaint is related to JBS S.A. or its subsidiaries, use one of the following telephone numbers:

ARGENTINA	0800 666 1659
BRAZIL	0800 377 8055
URUGUAY	000 401 90861

Some countries have additional dialing requirements, and not all countries have phone numbers. Refer to the website linhaeticajbs.com.br for further dialing instructions or to make a web-based report.

COMPLIANCE JBS USA
JBS ETHICS LINE

If the complaint is related to JBS USA or its subsidiaries, use one of the following telephone numbers:

NORTH AMERICA

United States	1 800 492 3981
Canada	1 800 235 6302
Mexico	800 681 6945

JBS ETHICS LINE

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COMPLIANCE JBS USA
JBS ETHICS LINE

ASIA

South Korea	80 880 0476
Japan	800 170 5621
Taiwan	801 14 7064
China	400 120 3062

AUSTRALIA
1 800 763 983

NEW ZEALAND
0800 002 341

For different locations you can also make a web-based report at **jbsethicsline.jbssa.com**

JBS ETHICS LINE

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